     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 1, 2002.
                                                 REGISTRATION NO. 333-__________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ______________


                              CONNETICS CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                                 94-3173928
   (STATE OR OTHER JURISDICTION                    (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)               IDENTIFICATION NUMBER)

                             3290 WEST BAYSHORE ROAD
                           PALO ALTO, CALIFORNIA 94303
                                 (650) 843-2800
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                THOMAS G. WIGGANS
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              CONNETICS CORPORATION
                             3290 WEST BAYSHORE ROAD
                           PALO ALTO, CALIFORNIA 94303
                                 (650) 843-2800
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:
                               BRIAN V. CAID, ESQ.
                             MORRISON & FOERSTER LLP
                       370 SEVENTEENTH STREET, SUITE 5200
                             DENVER, COLORADO 80202
                                 (303) 592-1500

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

===============================================================================================================
                                                    PROPOSED MAXIMUM    PROPOSED MAXIMUM
      TITLE OF SHARES               AMOUNT TO BE     OFFERING PRICE        AGGREGATE            AMOUNT OF
     TO BE REGISTERED              REGISTERED(1)      PER SHARE(2)     OFFERING PRICE(2)     REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value
   per share(3)                       89,903(4)           $9.57            $860,371.71             $81.74
===============================================================================================================

(1) In the event of a stock split, stock dividend or similar transaction involving the Registrant's common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover additional shares in accordance with Rule 416 under the Securities Act of 1933.

(2) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 based on the average of the high and low selling prices per share of the Registrant's common stock on March 27, 2002 as reported on The Nasdaq National Market.

(3) Each share of common stock being registered pursuant to this Registration Statement includes a right to purchase one one-thousandth of a share of Series B Participating Preferred Stock pursuant to an Amended and Restated Rights Agreement between the Registrant and EquiServe Trust Company, N.A., as Rights Agent.

(4) Represents: (i) 15,329 shares issuable upon the exercise of two warrants dated July 18, 1995 at an exercise price of $4.89 per share, (ii) 68,574 shares issuable upon the exercise of two warrants dated December 21, 1995 at an exercise price of $5.78 per share, and (iii) 6,000 shares issuable upon the exercise of a warrant dated January 8, 1998 at an exercise price of $6.00 per share.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                   SUBJECT TO COMPLETION, DATED APRIL 1, 2002

                               UP TO 89,903 SHARES

                              CONNETICS CORPORATION

                                  COMMON STOCK

      The selling stockholders named on page 12 are selling up to 89,903 shares of our common stock, all of which are issuable upon the exercise of warrants issued by us to the selling stockholders. We will receive proceeds upon the exercise of the warrants. We will not receive any proceeds from the sale of shares offered by the selling stockholders.

      Our common stock is quoted on the Nasdaq National Market under the symbol "CNCT." On March 27, 2002, the last reported sale price of our common stock was $9.59 per share.

                                _________________


      INVESTING IN OUR SECURITIES INVOLVES RISKS. BEFORE BUYING OUR SECURITIES, YOU SHOULD REFER TO THE RISK FACTORS INCLUDED IN THIS PROSPECTUS BEGINNING ON PAGE 1.

                                _________________


      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ____________, 2002

                                TABLE OF CONTENTS

Risk Factors...................................................................1

Forward-Looking Statements....................................................11

Use of Proceeds...............................................................12

Selling Stockholders..........................................................12

Plan of Distribution..........................................................13

Legal Matters.................................................................16

Experts.......................................................................16

Where You Can Find More Information...........................................16

Incorporation of Certain Information by Reference.............................16

                                _________________

      YOU SHOULD ONLY RELY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. WE WILL NOT MAKE AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER AND SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS, AS WELL AS INFORMATION WE PREVIOUSLY FILED WITH THE SEC AND INCORPORATED BY REFERENCE, IS ACCURATE AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

                                  RISK FACTORS

      You should carefully consider the following risks and all of the other information included in or incorporated by reference into this prospectus before buying our common stock.

RISKS RELATED TO OUR BUSINESS

OUR OPERATING RESULTS MAY FLUCTUATE, AND THIS FLUCTUATION COULD CAUSE FINANCIAL RESULTS TO BE BELOW EXPECTATIONS.

      Our operating results may fluctuate from period to period for a number of reasons, and even a relatively small revenue shortfall may cause a period's results to be below our expectations or projections. A revenue shortfall could arise from any number of factors, some of which we cannot control. For example, we may face:

      -  lower than expected demand for our products,

      - changes in the government's or private payors' reimbursement policies for our products,

      -  changes in wholesale buying patterns,

      -  increased competition from new or existing products, or

      -  changes in our product pricing strategies.

Of these, we would only have control over changes in our product pricing strategies, and of course there may be other factors that affect our revenues in any given period.

IF WE DO NOT OBTAIN THE CAPITAL NECESSARY TO FUND OUR OPERATIONS, WE WILL BE UNABLE TO DEVELOP OR MARKET OUR PRODUCTS.

      Product revenue from sales of our marketed products does not currently cover the full cost of developing products in our pipeline. We currently believe that our available cash resources will be sufficient to fund our operating and working capital requirements for the next 18 months. If in the future our product revenue does not continue to grow or we are unable to raise additional funds when needed, we may not be able to market our products as planned or continue development of our other products. Accordingly, we may need to raise additional funds through public or private financings, strategic relationships or other arrangements.

IF WE DO NOT ACHIEVE AND SUSTAIN PROFITABILITY, STOCKHOLDERS MAY LOSE THEIR INVESTMENT.

      Except for fiscal year 2000, we have lost money every year since our inception. We had net losses of $27.3 million in 1999 and net income of $27.0 million in 2000. If we exclude a gain of $43.0 million on sales of stock we held in InterMune, Inc., and the associated income tax, our net loss for 2000 would have been $15.0 million. We had a net loss of $16.7 for the year ended

December 31, 2001. Our accumulated deficit was $109.5 million at December 31, 2001. We may incur additional losses during the next few years. If we do not eventually achieve and maintain profitability, our stock price may decline.

OUR TOTAL REVENUE DEPENDS ON RECEIVING ROYALTIES AND CONTRACT PAYMENTS FROM THIRD PARTIES, AND WE CANNOT CONTROL THE AMOUNT OR TIMING OF THOSE REVENUES.

      We generate contract and royalty revenue by licensing our products to third parties for specific territories and indications. Our reliance on licensing arrangements with third parties carries several risks, including the possibilities that:

      - a product development contract may expire or a relationship may be terminated, and we will not be able to attract a satisfactory alternative corporate partner within a reasonable time,

      - we may be contractually bound to terms that, in the future, are not commercially favorable to us, and

      -  royalties generated from licensing arrangements may be insignificant.

If any of these risks occurs, we may not be able to successfully develop our products.

IF WE FAIL TO PROTECT OUR PROPRIETARY RIGHTS, COMPETITORS MAY BE ABLE TO USE OUR TECHNOLOGIES, WHICH WOULD WEAKEN OUR COMPETITIVE POSITION, REDUCE OUR REVENUES AND INCREASE OUR COSTS.

      Our commercial success depends in part on our ability and the ability of our licensors to obtain and maintain patent protection on technologies, to preserve trade secrets, and to operate without infringing the proprietary rights of others. The foam technology used in Luxiq(R) and OLUX(R) is covered by one issued patent.

      We are pursuing several U.S. and international patent applications, although we cannot be sure that any of these patents will ever be issued. We also have acquired rights from the assignment of rights to patents and patent applications from certain of our consultants and officers. These patents and patent applications may be subject to claims of rights by third parties. If there are conflicting claims to the same patent or patent application, we may not prevail and, even if we do have some rights in a patent or application, those rights may not be sufficient for the marketing and distribution of products covered by the patent or application.

      The patents and applications in which we have an interest may be challenged as to their validity or enforceability. Challenges may result in potentially significant harm to our business. The cost of responding to these challenges and the inherent costs to defend the validity of our patents, including the prosecution of infringements and the related litigation, could be substantial whether or not we are successful. Such litigation also could require a substantial commitment of management's time. A judgment adverse to us in any patent interference, litigation or other proceeding arising in connection with these patent applications could materially harm our business.

      The ownership of a patent or an interest in a patent does not always provide significant protection. Others may independently develop similar technologies or design around the patented aspects of our technology. We only conduct patent searches to determine whether our products infringe upon any existing patents when we think such searches are appropriate. As a result, the products and technologies we currently market, and those we may market in the future, may infringe on patents and other rights owned by others. If we are unsuccessful in any challenge to the marketing and sale of our products or technologies, we may be required to license the disputed rights, if the holder of those rights is willing, or to cease marketing the challenged products, or to modify our products to avoid infringing upon those rights. Under these circumstances, we may not be able to obtain a license to such intellectual property on favorable terms, if at all. We may not succeed in any attempt to redesign our products or processes to avoid infringement.

WE RELY ON OUR EMPLOYEES AND CONSULTANTS TO KEEP OUR TRADE SECRETS CONFIDENTIAL.

      We rely on trade secrets and unpatented proprietary know-how and continuing technological innovation in developing and manufacturing our products. We require each of our employees, consultants and advisors to enter into confidentiality agreements prohibiting them from taking our proprietary information and technology or from using or disclosing proprietary information to third parties except in specified circumstances. The agreements also provide that all inventions conceived by an employee, consultant or advisor, to the extent appropriate for the services provided during the course of the relationship, shall be our exclusive property, other than inventions unrelated to us and developed entirely on the individual's own time. Nevertheless, these agreements may not provide meaningful protection of our trade secrets and proprietary know-how if they are used or disclosed. Despite all of the precautions we may take, people who are not parties to confidentiality agreements may obtain access to our trade secrets or know-how. In addition, others may independently develop similar or equivalent trade secrets or know-how.

IF WE DO NOT SUCCESSFULLY PARTNER OR COMMERCIALIZE RELAXIN, WE MAY LOSE FUNDAMENTAL INTELLECTUAL PROPERTY RIGHTS TO THE PRODUCT.

      Licenses with Genentech, Inc. and The Howard Florey Institute of Experimental Physiology and Medicine require us to use our best efforts to commercialize relaxin. Our failure to successfully commercialize relaxin may result in the reversion of our rights under these licenses to Genentech and the Florey Institute. The termination of these agreements and subsequent reversion of rights could prevent us from leveraging our additional patents and know-how by securing a partnership arrangement for the relaxin program.

OUR USE OF HAZARDOUS MATERIALS EXPOSES US TO THE RISK OF ENVIRONMENTAL LIABILITIES, AND WE MAY INCUR SUBSTANTIAL ADDITIONAL COSTS TO COMPLY WITH ENVIRONMENTAL LAWS.

      Our research and development activities involve the controlled use of hazardous materials, chemicals and various radioactive materials. We are subject to laws and regulations governing the use, storage, handling and disposal of these materials and certain waste products.

In the event of accidental contamination or injury from these materials, we could be liable for any damages that result and any liability could exceed our resources. We may also be required to incur significant costs to comply with environmental laws and regulations as our research activities increase.

RISKS RELATED TO OUR PRODUCTS

WE CURRENTLY RELY ON A SOLE SOURCE TO MANUFACTURE LUXIQ AND OLUX, AND FUTURE MANUFACTURING DIFFICULTIES COULD DELAY FUTURE REVENUES FROM PRODUCT SALES.

      We currently have no manufacturing or distribution facilities for any of our products. Instead, we contract with third parties to manufacture our products for us. Typically, these manufacturing contracts are short-term. Currently, Miza Pharmaceuticals is our sole source manufacturer for Luxiq and OLUX. We are in the process of qualifying Accra Pac Group, Inc. to manufacture physician samples, Luxiq, and OLUX for us, but we have not yet received permission from the U.S. Food and Drug Administration, or FDA, to manufacture commercial product at that location. On March 12, 2002, we entered into agreements with DPT to construct an aerosol filling line at DPT's plant in Texas and to manufacture and fill our commercial aerosol products. DPT cannot manufacture our products until the aerosol line is completed, at which time we will have to apply to the FDA to qualify DPT to manufacture our commercial products for us in the United States.

      Manufacturing facilities are subject to ongoing periodic inspection by the FDA and corresponding state agencies, including unannounced inspections, and must be licensed before they can be used in commercial manufacturing of our products. If Miza cannot provide us with our product requirements in a timely and cost-effective manner, or if the product they are able to supply cannot meet commercial requirements for shelf life, our sales of marketed products could be reduced and we could suffer delays in the progress of clinical trials for products under development. In addition, any commercial dispute with any of suppliers could result in delays in the manufacture of product, and affect our ability to commercialize our products. We cannot be certain that manufacturing sources will continue to be available or that we can continue to out-source the manufacturing of our products on reasonable or acceptable terms. Any loss of a manufacturer or any difficulties that could arise in the manufacturing process could significantly affect our inventories and supply of products available for sale. If we are unable to supply sufficient amounts of our products on a timely basis, our market share could decrease and, correspondingly, our profitability could decrease.

IF OUR CONTRACT MANUFACTURERS FAIL TO COMPLY WITH CURRENT GOOD MANUFACTURING PRACTICE, OR CGMP, REGULATIONS, WE MAY BE UNABLE TO MEET DEMAND FOR OUR PRODUCTS AND MAY LOSE POTENTIAL REVENUE.

      All of our contractors must comply with the applicable FDA cGMP regulations, which include quality control and quality assurance requirements as well as the corresponding maintenance of records and documentation. If Miza is not able to comply with the applicable cGMP regulations and other FDA regulatory requirements, our sales of marketed products could be reduced and we could suffer delays in the progress of clinical trials for products under development. We do not have control over our third-party manufacturers' compliance with these regulations and standards. The cGMP validation of a new facility and the approval of that manufacturer for a new drug product may take a year or more before manufacture can begin at the facility. Delays in obtaining FDA validation of a replacement manufacturing facility could cause an interruption in the supply of our products. Our business interruption insurance, which covers the loss of income for up to $8.0 million, may not completely mitigate the harm to our business from the interruption of the manufacturing of products caused by certain events, as the loss of a manufacturer could still have a negative effect on our sales, margins and market share, as well as our overall business and financial results.

IF OUR SUPPLY OF FINISHED PRODUCTS IS INTERRUPTED, OUR ABILITY TO MAINTAIN OUR INVENTORY LEVELS COULD SUFFER.

      We try to maintain inventory levels that are no greater than necessary to meet our current projections. Any interruption in the supply of finished products could hinder our ability to timely distribute finished products. If we are unable to obtain adequate product supplies to satisfy our customers' orders, we may lose those orders and our customers may cancel other orders and stock and sell competing products. This in turn could cause a loss of our market share and negatively affect our revenues.

      Supply interruptions may occur and our inventory may not always be adequate. Numerous factors could cause interruptions in the supply of our finished products including shortages in raw material required by our manufacturers, changes in our sources for manufacturing, our failure to timely locate and obtain replacement manufacturers as needed and conditions effecting the cost and availability of raw materials.

WE CANNOT SELL OUR CURRENT PRODUCTS AND PRODUCT CANDIDATES IF WE DO NOT OBTAIN AND MAINTAIN GOVERNMENTAL APPROVALS.

      Pharmaceutical companies are subject to heavy regulation by a number of national, state and local agencies. Of particular importance is the FDA in the United States. It has jurisdiction over all of our business and administers requirements covering testing, manufacture, safety, effectiveness, labeling, storage, record keeping, approval, advertising and promotion of our products. Failure to comply with applicable regulatory requirements could, among other things, result in fines; suspensions of regulatory approvals of products; product recalls; delays in product distribution, marketing and sale; and civil or criminal sanctions.

      The process of obtaining and maintaining regulatory approvals for pharmaceutical products, and obtaining and maintaining regulatory approvals to market these products for new indications, is lengthy, expensive and uncertain. The manufacturing and marketing of drugs, including our products, are subject to continuing FDA and foreign regulatory review, and later discovery of previously unknown problems with a product, manufacturing process or facility may result in restrictions, including withdrawal of the product from the market. The FDA is permitted to revisit and change its prior determinations and it may change its position with regard to the safety or effectiveness of our products. Even if the FDA approves our products, the FDA is authorized to impose post-marketing requirements such as:

      - testing and surveillance to monitor the product and its continued compliance with regulatory requirements,

      - submitting products for inspection and, if any inspection reveals that the product is not in compliance, the prohibition of the sale of all products from the same lot,

      -  suspending manufacturing,

      -  recalling products, and

      -  withdrawing marketing clearance.

Even before any formal regulatory action, we could voluntarily decide to cease distribution and sale or recall any of our products if concerns about the safety or effectiveness develop.

      To market our products in countries outside of the United States, we and our partners must obtain similar approvals from foreign regulatory bodies. The foreign regulatory approval process includes all of the risks associated with obtaining FDA approval, and approval by the FDA does not ensure approval by the regulatory authorities of any other country.

      In its regulation of advertising, the FDA from time to time issues correspondence to pharmaceutical companies alleging that some advertising or promotional practices are false, misleading or deceptive. The FDA has the power to impose a wide array of sanctions on companies for such advertising practices, and the receipt of correspondence from the FDA alleging these practices can result in the following:

      - incurring substantial expenses, including fines, penalties, legal fees and costs to comply with the FDA's requirements,

      -  changes in the methods of marketing and selling products,

      - taking FDA-mandated corrective action, which may include placing advertisements or sending letters to physicians rescinding previous advertisements or promotion, and

      - disruption in the distribution of products and loss of sales until compliance with the FDA's position is obtained.

      In recent years, various legislative proposals have been offered in Congress and in some state legislatures that include major changes in the health care system. These proposals have included price or patient reimbursement constraints on medicines and restrictions on access to certain products. We cannot predict the outcome of such initiatives, and it is difficult to predict the future impact of the broad and expanding legislative and regulatory requirements affecting us.

WE MAY SPEND A SIGNIFICANT AMOUNT OF MONEY TO OBTAIN FDA AND OTHER REGULATORY APPROVALS, WHICH MAY NEVER BE GRANTED.

      Successful product development in our industry is highly uncertain, and the process of obtaining FDA and other regulatory approvals is lengthy and expensive. Very few research and development projects produce a commercial product. Product candidates that appear promising in the early phases of development may fail to reach the market for a number of reasons, including that the product candidate did not demonstrate acceptable clinical trial results even though it demonstrated positive preclinical trial results, or that the product candidate was not effective in treating a specified condition or illness, or that the FDA did not approve our product candidate for its intended use.

      To obtain approval, we must show in preclinical and clinical trials that our products are safe and effective, and the marketing and manufacturing of pharmaceutical products are subject to rigorous testing procedures. The FDA approval processes require substantial time and effort, the FDA continues to modify product development guidelines, and the FDA may not grant approval on a timely basis or at all. Clinical trial data can be the subject of differing interpretation, and the FDA has substantial discretion in the approval process. The FDA may not interpret our clinical data the way we do. The FDA may also require additional clinical data to support approval. The FDA can take between one and two years to review new drug applications, or longer if significant questions arise during the review process. We may not be able to obtain FDA approval to conduct clinical trials or to manufacture and market any of the products we develop, acquire or license. Moreover, the costs to obtain approvals could be considerable and the failure to obtain or delays in obtaining an approval could have a significant negative effect on our business.

IF LUXIQ AND OLUX DO NOT SUSTAIN MARKET ACCEPTANCE, OUR REVENUES WILL NOT BE PREDICTABLE AND MAY NOT COVER OUR OPERATING EXPENSES.

      Our future revenues will depend upon dermatologist and patient acceptance of Luxiq and OLUX. Factors that could affect acceptance of Luxiq and OLUX include:

      -  satisfaction with existing alternative therapies,

      -  the effectiveness of our sales and marketing efforts,

      - the cost of the product as compared with alternative therapies, and undesirable and unforeseeable side effects.

We cannot predict the potential long-term patient acceptance of, or the effects of competition and managed health care on, sales of either product.

WE RELY ON THIRD PARTIES TO CONDUCT CLINICAL TRIALS FOR OUR PRODUCTS, AND THOSE THIRD PARTIES MAY NOT PERFORM SATISFACTORILY.

      We do not have the ability to independently conduct clinical studies, and we rely on third parties to perform this function. If these third parties do not perform satisfactorily, we may not be able to locate acceptable replacements or enter into favorable agreements with them, if at all. If we are unable to rely on clinical data collected by others, we could be required to repeat, extend the duration of, or increase the size of, clinical trials, which could significantly delay commercialization and require significantly greater expenditures.

IF WE ARE UNABLE TO DEVELOP NEW PRODUCTS, OUR EXPENSES MAY CONTINUE TO EXCEED OUR REVENUE INDEFINITELY, WITHOUT ANY RETURN ON THE INVESTMENT.

      We currently have a variety of new products in various stages of research and development and are working on possible improvements, extensions and reformulations of some existing products. These research and development activities, as well as the clinical testing and regulatory approval process, which must be completed before commercial quantities of these developments can be sold, will require significant commitments of personnel and financial resources. Delays in the research, development, testing or approval processes will cause a corresponding delay in revenue generation from those products. Regardless of whether they are ever released to the market, the expense of such processes will have already been incurred.

      We re-evaluate our research and development efforts regularly to assess whether our efforts to develop a particular product or technology are progressing at a rate that justifies our continued expenditures. On the basis of these re-evaluations, we have abandoned in the past, and may abandon in the future, our efforts on a particular product or technology. Products we are researching or developing may never be successfully released to the market. If we fail to take a product or technology from the development stage to market on a timely basis, we may incur significant expenses without a near-term financial return.

IF WE DO NOT SUCCESSFULLY INTEGRATE NEW PRODUCTS INTO OUR BUSINESS, WE MAY NOT BE ABLE TO SUSTAIN REVENUE GROWTH AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY.

      When we acquire or develop new products and product lines, we must be able to integrate those products and product lines into our systems for marketing, sales and distribution. If these products or product lines are not integrated successfully, the potential for growth is limited. The new products we acquire or develop could have channels of distribution, competition, price limitations or marketing acceptance different from our current products. As a result, we do not know whether we will be able to compete effectively and obtain market acceptance in any new product categories. A new product may require us to significantly increase our sales force and incur additional marketing, distribution and other operational expenses. These additional expenses could negatively affect our gross margins and operating results. In addition, many of these expenses could be incurred prior to the actual distribution of new products. Because of this timing, if the new products are not accepted by the market or if they are not competitive with similar products distributed by others, the ultimate success of the acquisition or development could be substantially diminished.

RISKS RELATED TO OUR INDUSTRY

WE FACE INTENSE COMPETITION, WHICH MAY LIMIT OUR COMMERCIAL OPPORTUNITIES AND OUR ABILITY TO BECOME PROFITABLE.

      The specialty pharmaceutical industry is highly competitive. Competition in our industry occurs on a variety of fronts, including developing and bringing new products to market before others, developing new technologies to improve existing products, developing new products to provide the same benefits as existing products at less cost and developing new products to provide benefits superior to those of existing products.

      Most of our competitors are large, well-established companies in the fields of pharmaceuticals and health care. Many of these companies have substantially greater financial, technical and human resources than we have to devote to marketing, sales, research and development and acquisitions. Some of these competitors have more collective experience than we do in undertaking preclinical testing and human clinical trials of new pharmaceutical products and obtaining regulatory approvals for therapeutic products. As a result, they have a greater ability to undertake more extensive research and development, marketing and pricing policy programs. Our competitors may develop new or improved products to treat the same conditions as our products treat or make technological advances reducing their cost of production so that they may engage in price competition through aggressive pricing policies to secure a greater market share to our detriment. Our commercial opportunities will be reduced or eliminated if our competitors develop and market products that are more effective, have fewer or less severe adverse side effects or are less expensive than our products. These competitors also may develop products that make our current or future products obsolete. Any of these events could have a significant negative impact on our business and financial results, including reductions in our market share and gross margins.

      Our products compete with generic pharmaceuticals, which claim to offer equivalent benefit at a lower cost. In some cases, insurers and other health care payment organizations encourage the use of these less expensive generic brands through their prescription benefits coverages and reimbursement policies. These organizations may make the generic alternative more attractive to the patient by providing different amounts of reimbursement so that the net cost of the generic product to the patient is less than the net cost of our prescription brand product. Aggressive pricing policies by our generic product competitors and the prescription benefits policies of insurers could cause us to lose market share or force us to reduce our margins in response.

OUR SALES DEPEND ON PAYMENT AND REIMBURSEMENT FROM THIRD PARTY PAYORS, AND IF THEY REDUCE OR REFUSE PAYMENT OR REIMBURSEMENT, THE USE AND SALES OF OUR PRODUCTS WILL SUFFER, WE MAY NOT INCREASE OUR MARKET SHARE, AND OUR REVENUES AND PROFITABILITY WILL SUFFER.

         Our products' commercial success is dependent, in part, on whether third-party reimbursement is available for the use of our products by hospitals, clinics, doctors and patients. Third-party payors include state and federal governments, under programs such as Medicare and

Medicaid, and private insurance plans and health maintenance organizations. Over 70% of the U.S. population now participates in some version of managed care. Because of the size of the patient population covered by managed care organizations, it is important to our business that we market our products to them and to the pharmacy benefit managers that serve many of these organizations. Managed care organizations and other third-party payors try to negotiate the pricing of medical services and products to control their costs. Managed care organizations and pharmacy benefit managers typically develop formularies to reduce their cost for medications. Formularies can be based on the prices and therapeutic benefits of the available products. Due to their lower costs, generics are often favored. The breadth of the products covered by formularies varies considerably from one managed care organization to another, and many formularies include alternative and competitive products for treatment of particular medical conditions. Exclusion of a product from a formulary can lead to its sharply reduced usage in the managed care organization patient population.

      Third-party payors may not authorize or otherwise budget for the reimbursement of our products, and reimbursement may not be available to consumers or may not be sufficient to allow our products to be marketed on a competitive basis. In the U.S., there have been, and we expect there will continue to be, a number of state and federal proposals that could limit the amount that state or federal governments will pay to reimburse the cost of drugs. In addition, we believe the increasing emphasis on managed care in the U.S. has and will continue to put pressure on the price and usage of our products, which may in turn adversely impact product sales. Further, when a new therapeutic product is approved, the availability of governmental and/or private reimbursement for that product is uncertain, as is the amount for which that product will be reimbursed.

      Payment or reimbursement of only a portion of the cost of our prescription products could make our products less attractive, from a net-cost perspective, to patients, suppliers and prescribing physicians. The reimbursement policies of these entities may not be adequate for our products to compete on a price basis. If our products are not included within an adequate number of formularies or adequate reimbursement levels are not provided, or if those policies increasingly favor generic products, our market share and gross margins could be negatively affected, as could our overall business and financial condition. We cannot predict the availability or amount of reimbursement for our products or product candidates, and current reimbursement policies for existing products may change at any time. Changes in reimbursement policies or health care cost containment initiatives that limit or restrict reimbursement for our products may cause our revenues to decline.

IF PRODUCT LIABILITY LAWSUITS ARE BROUGHT AGAINST US, WE MAY INCUR SUBSTANTIAL COSTS.

      Our industry faces an inherent risk of product liability claims from allegations that our products resulted in adverse effects to the patient or others. These risks exist even with respect to those products that are approved for commercial sale by the FDA and manufactured in facilities licensed and regulated by the FDA. Our insurance may not provide adequate coverage against potential product liability claims or losses. We also cannot be certain that our current coverage will continue to be available in the future on reasonable terms, if at all. Even if we are ultimately successful in product liability litigation, the litigation would consume substantial amounts of our financial and managerial resources, and might create adverse publicity, all of which would impair our ability to generate sales. If we were found liable for any product liability claims in excess of our coverage or outside of our coverage, the cost and expense of such liability could severely damage our business, financial condition and profitability.

RISKS RELATED TO OUR STOCK

OUR STOCK PRICE IS VOLATILE AND THE VALUE OF YOUR INVESTMENT IN OUR STOCK COULD DECLINE IN VALUE.

      The market prices for securities of specialty pharmaceutical companies like Connetics have been and are likely to continue to be highly volatile. As a result, investors in these companies often buy at very high prices only to see the price drop substantially a short time later, resulting in an extreme drop in value in the stock holdings of these investors. In the past two fiscal years, the price of our common stock has ranged from a low of $4.06 per share to a high of $26.88 per share. In addition, the volatility could result in securities class action litigation. Any litigation would likely result in substantial costs, and divert our management's attention and resources.

OUR CHARTER DOCUMENTS AND DELAWARE LAW CONTAIN PROVISIONS THAT COULD DELAY OR PREVENT A CHANGE IN CONTROL, EVEN IF THE CHANGE IN CONTROL WOULD BE BENEFICIAL TO OUR STOCKHOLDERS.

      Our certificate of incorporation authorizes our board of directors to issue undesignated preferred stock and to determine the rights, preferences, privileges and restrictions of the preferred stock without further vote or action by our stockholders. The issuance of preferred stock could make it more difficult for third parties to acquire a majority of our outstanding voting stock. We also have a stockholder rights plan, which entitles existing stockholders to rights, including the right to purchase shares of preferred stock, in the event of an acquisition of 15% or more of our outstanding common stock, or an unsolicited tender offer for such shares. We have also entered into "change in control" agreements with our directors, officers, and key employees.

      Those change in control agreements provide for severance payments to be made in the event of a change in control of the company. Provisions of Delaware law, our rights plan, our charter documents, and other arrangements, including a provision eliminating the ability of stockholders to take actions by written consent, could delay or make difficult the removal of our current management or a merger, tender offer or proxy contest involving us. Further, our stock option and purchase plans generally provide for the assumption of such plans or substitution of an equivalent option of a successor corporation or, alternatively, at the discretion of the board of directors, exercise of some or all of the option stock, including non-vested shares, or acceleration of vesting of shares issued pursuant to stock grants, upon a change of control or similar event.

                           FORWARD-LOOKING STATEMENTS

      This prospectus and documents incorporated by reference in this prospectus contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements address, among other things, our strategy, the anticipated development of our products, our projected capital expenditures and liquidity, our development of additional revenue sources, our development and expansion in international markets, and market acceptance of our products. We intend for these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe harbor provisions. We have based these forward-looking statements on our current expectations and projections about future events. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties include those described in "Risk Factors" and elsewhere in this prospectus.

      We use words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "should," "likely," "potential," "seek" and variations of these words and similar expressions to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus. Except as required by law, we do not undertake any obligation to update these statements or publicly release the result of any revision to the forward-looking statements that we may make to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                 USE OF PROCEEDS

      We will not receive any proceeds from the sale of shares by the selling stockholders. The aggregate exercise price for all of the warrants is $507,316.53. To the extent the selling stockholders exercise the warrants, any proceeds we receive will be used for working capital and other general corporate purposes.

                              SELLING STOCKHOLDERS

      The following table sets forth certain information as of March 22, 2002 with respect to the beneficial ownership of our common stock by the selling stockholders. Beneficial ownership is calculated based on 30,566,234 shares of our common stock outstanding as of March 22, 2002. Beneficial ownership is determined in accordance with the rules and regulations of the SEC and generally includes voting or investment power with respect to the securities. Based on information provided to us by the selling stockholders, we believe that each of the selling stockholders has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by the selling stockholder, except to the extent they may be subject to applicable community property laws.

                                                             SHARES BENEFICIALLY             SHARES BENEFICIALLY
                                                                    OWNED                          OWNED
                                                               BEFORE OFFERING                AFTER OFFERING(1)
                                    SHARES OFFERED         -----------------------          --------------------
NAME OF SELLING STOCKHOLDER             HEREBY             NUMBER          PERCENT          NUMBER       PERCENT
---------------------------         --------------         ------          -------          ------       -------
GATX Capital Corporation               50,341(2)           50,341             *                0             *
MM Ventures                            33,562(3)           33,562             *                0             *
Gerard Klauer Mattison & Co.            6,000(4)            6,000             *                0             *

-------------
*Less than 1%.

(1) Assumes the sale of all shares offered by this prospectus and no other purchases or sales of our common stock by the selling stockholders. If the selling stockholders do not sell the shares offered by this prospectus, actual ownership after the offering will be higher than this table reflects.

(2) Represents 9,197 shares issuable upon exercise of a warrant dated July 18, 1995 at an exercise price of $4.89 per share and 41,144 shares issuable upon exercise of a warrant dated December 21, 1995 at an exercise price of $5.78 per share.

(3) Represents 6,132 shares issuable upon exercise of a warrant dated July 18, 1995 at an exercise price of $4.89 per share and 27,430 shares issuable upon exercise of a warrant dated December 21, 1995 at an exercise price of $5.78 per share.

(4) Represents 6,000 shares issuable upon exercise of a warrant dated January 8, 1998 at an exercise price of $6.00 per share.

      During the past three years, none of the selling stockholders has had a material relationship with us or our affiliates other than as holders of the warrants.

                              PLAN OF DISTRIBUTION

      The selling stockholders may offer and sell their shares with this prospectus. We will not receive any of the proceeds from the sales of these shares. Offers and sales of shares made with this prospectus must comply with the terms of the warrants to purchase such shares. However, the selling stockholders may resell all or a portion of their shares without this prospectus in open market transactions in reliance upon available exemptions under the Securities Act, if any, provided they meet the criteria and conform to the requirements of one of these exemptions.

WHO MAY SELL AND APPLICABLE RESTRICTIONS

      The selling stockholders may offer and sell shares with this prospectus directly to purchasers. The selling stockholders may donate, pledge or otherwise transfer their shares to any person so long as the transfer complies with applicable securities laws and the warrants to purchase such shares. As a result, donees, pledgees, transferees and other successors in interest that receive such shares as a gift, distribution or other non-sale related transfer may offer shares of common stock under this prospectus.

      The selling stockholders may from time to time offer shares through brokers, dealers or agents. Brokers, dealers, agents or underwriters participating in transactions may receive compensation in the form of discounts, concessions or commissions from the selling stockholders (and, if they act as agent for the purchaser of the shares, from that purchaser). The discounts, concessions or commissions may be in excess of those customary in the type of transaction involved. Any brokerage commissions and similar selling expenses attributable to the sale of shares covered by this prospectus will be borne by the selling stockholders. To comply with some state securities laws, the shares may be sold in those jurisdictions only through registered or licensed brokers or dealers.

      The selling stockholders and any brokers, dealers or agents who participate in the distribution of the shares may be deemed to be underwriters, and any profits on the sale of shares by them and any discounts, commissions or concessions received by any broker, dealer or agent may be deemed underwriting discounts and commissions under the Securities Act. The selling stockholders have advised us that, as of the date of this prospectus, they have not entered into any plan, arrangement or understanding with a broker, dealer or underwriter regarding sales of shares with this prospectus.

PROSPECTUS DELIVERY

      A prospectus supplement or a post-effective amendment may be filed with the Securities and Exchange Commission to disclose additional information with respect to the distribution of the shares. In particular, if we receive notice from a selling stockholder that a donee, pledgee, transferee or other successor intends to sell more than 500 shares of our common stock, or that a selling stockholder has entered into a material arrangement with an underwriter or broker-dealer for the sale of shares covered by this prospectus, then to the extent required we will file a supplement to this prospectus.

MANNER OF SALES

      The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Sales may be made over the Nasdaq National Market, the over-the-counter market, or any other national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale. The shares may be sold at then prevailing market prices, at prices related to prevailing market prices, at fixed prices or at other negotiated prices.

      The shares may be sold according to one or more of the following methods:

      - a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

      - purchases by a broker or dealer as principal and resale by the broker or dealer for its account as allowed under this prospectus,

      - ordinary brokerage transactions and transactions in which the broker solicits purchasers,

      - pledges of shares to a broker-dealer or other person, who may, in the event of default, purchase or sell the pledged shares,

      -  an exchange distribution under the rules of the exchange,

      - face-to-face transactions between sellers and purchasers without a broker-dealer,

      -  through the writing of options, and

      -  any other method permitted pursuant to applicable law.

      In addition, the selling stockholders may generally enter into option, derivative or hedging transactions with respect to the shares, and any related offers or sales of shares may be made under this prospectus. The selling stockholders may, for example:

      - enter into transactions involving short sales of the shares by broker-dealers in the course of hedging the positions they assume with the selling stockholders,

      - sell shares short themselves and deliver the shares registered hereby to settle such short sales or to close out stock loans incurred in connection with their short positions,

      - write call options, put options or other derivative instruments (including exchange-traded options or privately negotiated options) with respect to the shares, or which they settle through delivery of the shares,

      - enter into option transactions or other types of transactions that require the selling stockholders to deliver shares to a broker, dealer or other financial institution, who may then resell or transfer the shares under this prospectus, or

      - loan or pledge the shares to a broker, dealer or other financial institution, who may sell the loaned shares.

      These option, derivative and hedging transactions may require the delivery to a broker, dealer or other financial institution of shares offered under this prospectus, and that broker, dealer or other financial institution may resell those shares under this prospectus.

      If a material arrangement with any broker-dealer or other agent is entered into for the sale of any shares of common stock through a block trade, special offering, exchange distribution, secondary distribution, or a purchase by a broker or dealer, a prospectus supplement will be filed, if necessary, pursuant to Rule 424(b) under the Securities Act disclosing the material terms and conditions of these arrangements.

      Under the Securities Exchange Act of 1934, any person engaged in the distribution of the shares of common stock may not simultaneously engage in market-making activities with respect to common stock for five business days prior to the start of the distribution. In addition, the selling stockholders and any other person participating in a distribution will be subject to the Exchange Act, which may limit the timing of purchases and sales of common stock by the selling stockholders or any other person.

INDEMNIFICATION

      The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against some liabilities, including liabilities arising under the Securities Act.

                                  LEGAL MATTERS

      The validity of the common stock offered by this prospectus will be passed upon for us by Morrison & Foerster LLP.

                                     EXPERTS

      Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K/A for the year ended December 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public on the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's public reference rooms at 450 Fifth Street, N.W., Room 1024, Washington, DC 20549.

      Please call the SEC at 1-800-SEC-0330 for more information about their public reference rooms and their copy charges. Our SEC filings and other information concerning us are also available at The Nasdaq Stock Market, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any information that we refer to in this manner is considered part of this prospectus. Any information that we file with the SEC after the date of this prospectus will automatically update and supersede the information contained in this prospectus. This prospectus does not include all the information in the registration statement and documents incorporated by reference. You should refer to the documents and to the exhibits to the registration statement for a more complete understanding of the matter involved.

      This prospectus incorporates by reference the following documents that we have previously filed with the SEC, Commission File No. 0-27406:

      1. Our Annual Report on Form 10-K for the year ended December 31, 2001, and Amendment No. 1 on Form 10-K/A to our Annual Report on Form 10-K for the year ended December 31, 2001, filed with the SEC on March 29, 2002,

      2. Our Current Report on Form 8-K dated December 21, 2001, filed with the SEC on January 2, 2002,

      3. Our Current Report on Form 8-K dated March 1, 2002, filed with the SEC on March 6, 2002,

      4. Our Current Report on Form 8-K/A dated December 21, 2001, filed with the SEC on March 19, 2002,

      5. The description of our common stock contained in our Registration Statement on Form 8-A dated December 8, 1995, including any amendments or reports filed with the SEC for the purpose of updating such description, and

      6. The description of our Preferred Share Purchase Rights contained in our Registration Statement on Form 8-A dated May 20, 1997 and filed with the SEC on May 23, 1997, as amended by Amendment No. 1 thereto on Form 8-A/A dated November 27, 2001 and filed with the SEC on November 23, 2001, including any amendments or reports filed with the SEC for the purpose of updating such description.

      We are also incorporating by reference any future documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of the offering of the shares offered hereby. In no event, however, will any of the information that we disclose under Item 9 of any Current Report on Form 8-K that we may from time to time file with the SEC be incorporated by reference into, or otherwise included in, this prospectus.

      You may obtain a copy of any of the documents referred to above, other than exhibits, unless such exhibits are specifically incorporated by reference in such documents or this document, without charge upon written or oral request. Requests for such documents should be addressed in writing or by telephone to:

                              Connetics Corporation
                         Attention: Corporate Secretary
                             3290 West Bayshore Road
                           Palo Alto, California 94303
                                 (650) 843-2800

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the common stock being registered. All amounts are estimates except the SEC registration fee. The selling stockholders are responsible for paying selling commissions, brokerage fees and any applicable transfer taxes and fees and disbursements of their counsel.

      SEC Registration Fee ........................      $    81.74
      Printing and Engraving Expenses .............        1,000.00*
      Legal Fees and Expenses .....................       25,000.00*
      Accounting Fees and Expenses ................        3,000.00*
      Miscellaneous ...............................          918.26*
                                                         ----------
      Total .......................................      $30,000.00*
                                                         ==========

*Estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Section 145(a) of the Delaware General Corporation Law, or DGCL, provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director or officer of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person had no reasonable cause to believe the person's conduct was unlawful.

      Section 145(b) of the DGCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director or officer of the corporation, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

      Connetics has implemented such indemnification provisions in its Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, which provide that officers and directors shall be entitled to be indemnified by Connetics to the fullest extent permitted by law. In addition, Connetics has entered into Indemnification Agreements with its officers and directors.

      Section 145(g) of the DGCL provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person or incurred by the person in any such capacity, or arising out of the person's status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145. Pursuant to Section 145(g) of the DGCL, Connetics maintains insurance on behalf of the directors and officers serving at the request of Connetics.

      The foregoing summaries are not intended to be complete and are necessarily subject to the complete text of the DGCL, Connetics' Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, and the arrangements referred to above, and are qualified in their entirety by reference thereto.

ITEM 16. EXHIBITS.


Exhibit No.    Description
-----------    -----------
   4.1         Warrant dated January 8, 1998 issued by Connetics Corporation to
               Gerard Klauer Mattison & Co.

   4.2*        Warrant dated July 18, 1995 issued by Connetics Corporation to
               GATX Capital Corporation.

   4.3* Warrant dated December 21, 1995 issued by Connetics Corporation to GATX Capital Corporation.

   4.4*        Warrant dated July 18, 1995 issued by Connetics Corporation to MM
               Ventures.

   4.5* Warrant dated December 21, 1995 issued by Connetics Corporation to MM Ventures.

   5.1         Opinion of Morrison & Foerster LLP

  23.1         Consent of Ernst & Young LLP, Independent Auditors

  23.2         Consent of Morrison & Foerster LLP (included in Exhibit 5.1)

  24.1         Power of Attorney (included on page II-6)

--------------
* To be filed by amendment.

ITEM 17. UNDERTAKINGS.

      (a)   The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in any periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on March 29, 2002.

                                          CONNETICS CORPORATION

                                          By: /s/ John L. Higgins
                                             -----------------------------------
                                              John L. Higgins
                                              Chief Executive Officer, Executive
                                              Vice President, Finance and
                                              Corporate Development

                                POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John L. Higgins and Katrina J. Church, jointly and severally, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


       SIGNATURE                           TITLE                     DATE
       ---------                           -----                     ----
                                 PRINCIPAL EXECUTIVE OFFICER:

/s/ Thomas G. Wiggans            President, Chief Executive       March 29, 2002
-----------------------------    Officer and Director
Thomas G. Wiggans

                                 PRINCIPAL FINANCIAL AND
                                 ACCOUNTING OFFICER:

/s/ John L. Higgins              Chief Financial Officer,         March 29, 2002
-----------------------------    Executive Vice President,
John L. Higgins                  Finance and Corporate
                                 Development

/s/ G. Kirk Raab                 Chairman of the Board of         March 29, 2002
-----------------------------    Directors
G. Kirk Raab

/s/ Alexander E. Barkas          Director                         March 29, 2002
-----------------------------
Alexander E. Barkas

/s/ Eugene A. Bauer              Director                         March 29, 2002
-----------------------------
Eugene A. Bauer

/s/ John C. Kane                 Director                         March 29, 2002
-----------------------------
John C. Kane

/s/ Thomas D. Kiley              Director                         March 29, 2002
-----------------------------
Thomas D. Kiley

/s/Glenn A. Oclassen             Director                         March 29, 2002
-----------------------------
Glenn A. Oclassen

/s/ Leon E. Panetta              Director                         March 29, 2002
-----------------------------
Leon E. Panetta


                                  EXHIBIT INDEX

EXHIBIT NO.                        DESCRIPTION
-----------                        -----------
    4.1        Warrant dated January 8, 1998 issued by Connetics Corporation to
               Gerard Klauer Mattison & Co.

    4.2*       Warrant dated July 18, 1995 issued by Connetics Corporation to
               GATX Capital Corporation.

    4.3* Warrant dated December 21, 1995 issued by Connetics Corporation to GATX Capital Corporation.

    4.4*       Warrant dated July 18, 1995 issued by Connetics Corporation to MM
               Ventures.

    4.5* Warrant dated December 21, 1995 issued by Connetics Corporation to MM Ventures.

    5.1        Opinion of Morrison & Foerster LLP

   23.1        Consent of Ernst & Young LLP, Independent Auditors

   23.2        Consent of Morrison & Foerster LLP (included in Exhibit 5.1)

   24.1        Power of Attorney (included on page II-6 of the Registration
               Statement)

----------
* To be filed by amendment